Exhibit 99.1

RLH Corporation Announces Agreement to be Acquired by Sonesta International Hotels for $3.50

Per Share in Cash; Transaction Valued at Approximately $90 Million

DENVER, CO – December 30, 2020 – RLH Corporation (NYSE: RLH) (“RLH” or “Red Lion”), the 10th-largest US-based hotel franchise company serving a large segment of American consumers, today announced that it has entered into a definitive merger agreement (“Merger Agreement” or “agreement”) with Sonesta International Hotels Corporation (“Sonesta”) under which RLH will be acquired by Sonesta in an all-cash transaction valued at approximately $90 million. The agreement has been unanimously approved by the RLH Board of Directors.

Under the terms of the Merger Agreement, holders of RLH’s common stock will receive $3.50 per share in cash. This represents an 88% premium over the November 4, 2020, closing share price, the last trading date before Red Lion most recently provided an update on its strategic alternatives, and a 30% premium over today’s closing price prior to the transaction being announced.

“We are excited about unlocking shareholder value through this all-cash transaction with Sonesta,” said R. Carter Pate, Chairman of RLH. “After conducting a thorough review of strategic alternatives, the Board believes today’s announcement is in the best interest of all of Red Lion’s shareholders.”

The transaction, which is currently expected to close in the first half of 2021, is subject to customary closing conditions, including the approval of RLH’s shareholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by Sonesta. Upon completion of the transaction, RLH will become a privately-held company, and its common stock will no longer be listed on the NYSE.

Advisors

Jefferies LLC is serving as lead financial advisor and CS Capital Advisors, LLC is serving as financial advisor to Red Lion. Gibson, Dunn & Crutcher LLP and Fox Rothschild LLP are serving as legal counsel to Red Lion.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of 8 brands – Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, Signature Inn, GuestHouse Extended Stay, Americas Best Value Inn, Canadas Best Value Inn and Knights Inn. RLH maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology, and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Note on Forward-Looking Statements

This communication contains forward-looking statements including, but not limited to, statements regarding the proposed merger with Sonesta, including statements relating to satisfaction of the conditions to and consummation of the proposed transaction, the expected goals and benefits of the transaction, and the future leadership of RLH. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks, including, but not limited to, the continuing impact of the COVID-19 pandemic on RLH’s financial condition and results of operations. Additional factors, risks and uncertainties that could cause or contribute to such differences include, but are not limited to, the following: the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction; the timing of consummation of the proposed merger; the ability of RLH to secure shareholder approval in the anticipated timeframe or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks related to disruption of management’s attention from ongoing business operations due to the pending transaction; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger; the risk of litigation or legal proceedings related to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; and other factors discussed in the “Risk Factors” section of RLH’s most recent Annual Report on Form 10-K, and RLH’s subsequent Quarterly Reports on Form 10-Q and in other filings RLH makes with the Securities and Exchange Commission (the “SEC”) from time to time. All information provided in this release is as of the date hereof and RLH undertakes no duty to update this information except as required by law.

Additional Information about the Merger and Where You Can Find It

In connection with the proposed transaction, RLH will prepare and file relevant documents with the SEC, including a proxy statement on Schedule 14A to be mailed to the RLH shareholders in connection with RLH’s submission of the transaction for the consideration by the RLH shareholders at a special meeting. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that RLH may file with the SEC in connection with the proposed transaction. RLH SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by RLH with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the proxy statement and other relevant materials and documents filed by RLH with the SEC will also be available free of charge on the Investor Relations page of RLH’s website located at https://ir.redlion.com/investor-relations.

Participants in the Solicitation of RLH Shareholders

RLH, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from RLH shareholders in connection with the proposed transaction. Information about RLH’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, and in its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 6, 2020. To the extent the holdings of the RLH securities by the RLH directors and executive officers have changed since the amounts set forth in the proxy statement for its 2020 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of Red Lion’s website located at https://ir.redlion.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials RLH may file with the SEC.

Contacts:

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Media:

FINN Partners

212-561-6454

rlhcorp@finnpartners.com

Investor Relations:

Gary Kohn

Chief Financial Officer

303-459-4268

investorrelations@rlhco.com